Exhibit No.  2.6

                          MANAGEMENT SERVICES AGREEMENT

         THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into on and as of January 3, 1999, by and between Snap-on Credit LLC, a Delaware limited liability company ("Company"), and Snap-on Incorporated, a Delaware corporation ("Snap-on").

                               W I T N E S S E T H

         WHEREAS, Company desires to engage Snap-on to perform certain collections and strategic planning services ("Management Services") and may, in the future, wish to engage Snap-on to perform certain other mutually agreeable defined services ("Additional Services" and, together with the Management Services, the "Services");

         WHEREAS, Company and Snap-on desire to agree upon the compensation to be paid by Company to Snap-on as consideration for the Management Services provided by Snap-on to Company herein; and

         WHEREAS, capitalized definitional terms used herein and not otherwise defined herein shall have the meaning referred to or specified in the Definitional Supplement attached as an exhibit to the Agreement Respecting a Limited Liability Company dated December 1, 1998 between Snap-on Incorporated and Newcourt Financial USA Inc.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Collection Services.

         (a) Snap-on shall, in connection with the collection of Pool Accounts, and subject at all times to the general supervision and control of Company, fulfill the following duties:

                  (i) Snap-on shall, and shall cause its Affiliates to, assist Company in the collection from Obligors under Pool Accounts of amounts payable thereunder. In connection therewith, Snap-on shall, and shall cause its Affiliates to, use reasonable efforts to enforce, and to cause Authorized Dealers, sales representatives and franchisees of Snap-on and Snap-on Tools Company to perform the collection services required to be performed by such dealers and franchisees in their respective Dealer Servicing Agreements * .

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     * Indicates that material has been omitted and  confidential  treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                  (ii) Snap-on shall comply with all applicable legal requirements in the performance of its collection functions hereunder, except where the failure to so comply would not have a Material Adverse Effect on Company.

                  (iii) In the event that Snap-on shall receive any payment from an Obligor in respect to any Pool Account, Snap-on shall account to Company for any funds so received, and forward such funds to Company, as promptly as practicable thereafter but not more frequently than once per week.

         (b) Snap-on shall not institute, nor engage any attorneys to institute, legal action or proceedings for the collection of delinquent Pool Accounts or the repossession of Tools and Equipment. Further, Snap-on need not undertake any collection efforts that are not contemplated in the Program Rights Agreement or the Credit, Collections and Operations Manual.

         (c) Company agrees that it will coordinate its collection efforts with Snap-on and that Company will deliver to Snap-on by the end of each calendar month a report identifying with reasonable specificity each Pool Account which is, as of the end of the prior calendar month, in default together with the amount, if any, that is then past due. Company will cooperate with Snap-on in the performance of Snap-on's collection activities hereunder. To the extent not inconsistent with this Agreement or unduly burdensome to Snap-on, Snap-on will cooperate with Company's collection efforts.

         (d) In the event taxes (other than taxes imposed on Snap-on's net income) are imposed on Snap-on for services performed by Snap-on employees for the Company pursuant to this Section 1, Company will be responsible for payment of such tax and shall reimburse Snap-on, promptly upon demand, for any taxes so paid by Snap-on.

         2. Strategic Planning Services. Snap-on will provide the following strategic planning services for Company: develop long-term policy-oriented plans to identify core competencies; devise plans and strategies respecting the development of new markets, products and programs; and assess existing programs and establish financial targets and profitability goals. Snap-on shall not be required to devote more than 20 employee hours to the performance of services under this Section during any one calendar quarter.

         3. Adequate Staff. Snap-on shall, during the term of this Agreement, maintain suitable staff, facilities and support services as may be necessary to adequately perform its responsibilities under this Agreement. The parties acknowledge that the staffing level contemplated by Snap-on's "Project * ," as provided by Snap-on to the public in various releases, is adequate for purposes of the performance of the Management Services.

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     * Indicates that material has been omitted and  confidential  treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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

Notwithstanding any other provision of this Agreement to the contrary, upon reasonable request Company and Snap-on shall consult with each other, provide information and otherwise cooperate with each other so that each will be able to comply with and ascertain compliance by the other party with this Agreement.

         4. Compensation for Management Services. As consideration for the Management Services described in Sections 1 and 2 above, Company shall pay to Snap-on a monthly service fee equal to * (the "Base Fee"), plus or minus any increase or decrease pursuant to the terms and conditions set forth in Exhibit A attached hereto (the "Snap-on Management Fees"). * The Snap-on Management Fees shall be payable monthly in immediately available funds, in arrears, by Company to Snap-on by the 15th day of the following month. The first payment shall be due on April 15, 1999. Notwithstanding the foregoing, to the extent that the Board of Directors of Company determines, after due consideration of Company's income and expenses (including the amount of the Royalty Fee and the Newcourt Management Fees) in any month, that Company's * is insufficient to pay the full amount of * , which are due and payable that month, then Company shall pay a pro rata portion of each of the * which are due and payable that month and the shortfalls shall be paid on a pro rata basis from future * , as determined by Company's Board of Directors, together with the monthly payment that is then due hereunder. The term "Originations" shall mean the Finance Contracts recorded by Company on its books and records as an asset regardless if such Finance Contracts are purchased by Company from an Authorized Dealer, Snap-on Incorporated or any of its Affiliates or are originated directly by Company or are originated directly by Newcourt pursuant to any vendor program agreement authorized by Company; provided, however, that any Finance Contracts included in the Existing Portfolio shall be excluded from the definition.

         5. Additional Services. Snap-on may, at the request of Company, perform such other Additional Services as may be mutually agreeable to Company and Snap-on. A description of such Additional Services, if any, and the compensation payable by Company to Snap-on with respect thereto shall be set forth in an Addendum to this Agreement, in substantially the form of Exhibit B hereto, signed by Snap-on and Company. It is understood and agreed that such compensation shall be in addition to and not a part of the Snap-on

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     * Indicates that material has been omitted and  confidential  treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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
Management Fees. Moreover, the limitation contained in the next to the last sentence of Section 4 shall not apply to such compensation.

6.       Employees.

         (a)      * .

         (b)      * .

         (c)      * .

         (d)      * .

         (e)      * .

         (f)      * .

         7. Limitations on Authority and Liability of Snap-on. The management and affairs of Company will, at all times, be subject to the management and control of the members, Board of Directors, officers and employees of Company. Except as otherwise expressly set forth herein, it is understood and agreed that Snap-on has no authority to bind Company to any contract or agreement or to incur any expenses or otherwise spend any money on behalf of Company. When acting pursuant to this Agreement on behalf of Company, Snap-on will make it apparent to third parties that it is acting solely as an independent contractor and not in its individual capacity and not as an agent of Company. This is a service agreement only and the relationship of Snap-on and Company is that of independent contractor and principal only. The parties hereunder agree and understand that this Agreement does not vest the entire management powers or even substantial management powers of Company in Snap-on, but rather is restricted to limited support functions incorporated in the scope of the Services as defined from time to time. Snap-on assumes no responsibility under this Agreement other than to render the Services and provide the services of the Employees called for hereunder in good faith and shall not be responsible for any action of Company in following or declining to follow any advice or recommendations of Snap-on or the Employees including without limitation any advice or recommendation of legal counsel. Snap-on shall not



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     * Indicates that material has been omitted and  confidential  treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

be responsible for errors made by legal counsel in the performance of the Services. Company shall at all times retain exclusive management and control over its business operations and policy decisions. The employees of Snap-on (including the Employees) shall not be considered employees of Company for any purpose. Snap-on (including its Affiliates), its directors, shareholders, officers and employees (including the Employees) will not be liable to Company, Company's members or others, except by reason of acts constituting gross negligence, bad faith, or willful misconduct. Company shall reimburse, indemnify and hold harmless Snap-on and its directors, shareholders, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect of or arising from any acts or omissions performed or omitted by Snap-on in connection with the Services provided hereunder in good faith and in accordance with the above standard of care.

         8. Definitions.

         (a) "Obligor" means a Person obligated to make payments pursuant to a Finance Contract.

         (b) "Pool Account" means a Receivable owned or serviced by Company.

         (c) "Receivable" means the indebtedness of any Obligor under a Finance Contract whether constituting an account, chattel paper, instrument or general intangible.

         9. Miscellaneous.

         (a) This Agreement shall be effective beginning on the 3rd day of January, 1999 and, unless sooner terminated or renewed as provided in this Section, shall terminate on January 2, 2004. This Agreement shall automatically renew and remain in effect for any Renewal Term of the Operating Agreement. Subject to the following sentence, this Agreement shall terminate as follows:

                  (i) upon the written consent of Snap-on and all of the Members of the Company;

                  (ii) upon the Insolvency or dissolution of the Company; or

                  (iii) upon the termination or expiration of the Operating Agreement.

         Upon termination or expiration of this Agreement, the rights and obligations of the parties set forth herein as they relate to completed Financings and Ancillary Services will continue in full force and effect.

         (b) This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and any agreement hereafter shall be ineffective to modify or amend such agreement or constitute a waiver of any of the provisions


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

hereof unless such agreement is in writing and signed by the party against whom enforcement, modification, amendment or waiver is sought.

         (c) All notices, requests, consents, or other communications provided for in or to be given under this Agreement shall be in writing, may be delivered in person, by overnight air courier or by mail, return receipt requested, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in person, (ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

             Company: Snap-on Credit LLC
                      2801 80th Street
                      Kenosha, Wisconsin 53141-1410
                      Attention:  General Manager and Chief Financial Officer


             Snap-on: Snap-on Incorporated
                      10801 Corporate Drive
                      Pleasant Prairie, Wisconsin 53142
                      Attention: Chief Financial Officer and General Counsel


         Any person required to give notice pursuant to this Agreement shall have the burden of proving the validity of the notice.

         (d) The invalidity of any clause, part or provision of this Agreement shall not affect the validity of the remaining portions hereof.

         (e) This Agreement shall not be assigned by either party without the prior written consent of the other party. It is understood and agreed that Snap-on may delegate any or all of its duties and responsibilities herein to any Affiliate of Snap-on. Such Affiliate shall, on behalf of Snap-on, deliver Services to Company subject to the provisions of this Agreement, including without limitation, Section 7 hereof. Thus, references to Snap-on in this Agreement means Snap-on itself and, when acting through one or more of its Affiliates, those Affiliates.

         (f) Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular shall include the plural, and vice versa, and pronouns in the masculine shall include the feminine and neuter, and vice versa. Additionally, all defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the actual identity of the organization, person or persons may require. No provision of this Agreement shall be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof.

         (g) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wisconsin.

         (h) This Agreement may be executed in any number of counterparts, and the counterparts together shall constitute one agreement binding all parties and their permitted successors and assigns.

         (i) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement the parties shall use reasonable efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If settlement is not otherwise possible within a reasonable time (not to exceed 20 days or such longer period as the parties hereto may agree in writing), the Chief Executive Officers, Chief Financial Officers, or other comparable senior executive officers of Company and Snap-on, respectively, shall become involved in such efforts.

         (j) If the  parties do not reach a  solution  within a period of thirty
(30) days after a matter is referred for conciliation, as provided above, the dispute shall be submitted to final and binding arbitration as the sole and exclusive remedy for such dispute. Unless prohibited by applicable law, any claim shall be made by filing a written demand for arbitration within one (1) year following the conduct, act or other event or occurrence first giving rise to the claim; otherwise, the right to any remedy shall be deemed forever waived and lost. The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed exclusively by the Federal Arbitration Act, as amended, and arbitration shall take place according to the commercial arbitration rules of the American Arbitration Association in effect as of the date hereof. The arbitration shall be held at the office of the American
Arbitration Association in Chicago, Illinois. Each party will select one arbitrator and the two so chosen will select a third, and failing selection of an arbitrator by either party or by the two chosen by the parties, the arbitrator(s) shall be selected from a panel of neutral arbitrators provided by the American Arbitration Association and shall be chosen by the striking method. The parties each shall bear all of their own costs of arbitration; however, the fees of the arbitrators shall be divided equally between the parties. The arbitrators shall have no authority to amend or modify the terms of this Agreement. Each party further agrees that, unless such a limitation is prohibited by applicable law, the other party shall not be liable for punitive or exemplary damages and the arbitrators shall have no authority to award the same. The award or decision by a majority of the arbitrators shall be final and binding on the parties and may be enforced by judgment or order of any court having subject matter jurisdiction in the state where the arbitration took place (an "Arbitration State Court") or by any other court having jurisdiction over the parties. The parties consent to the exercise of personal jurisdiction over them by any such Arbitration State Court and to the propriety of venue of any such Arbitration State Court for the purpose of carrying out this provision; and they waive any objections that they would otherwise have to the same. No arbitration under this Agreement shall include, by consolidation, joinder or in any other manner, any Person other than the parties hereto and any Person in privity with or claiming through, in the right of or on behalf of such a party, unless both Company and Snap-on consent in writing. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration hereunder, except to the extent such issue may have been determined in another proceeding between Snap-on and Company or any person in privity with or claiming through, in the right of or on behalf of Snap-on or Company.

         (k) Snap-on and Company agree to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     SNAP-ON CREDIT LLC

                                     By:      /s/ Ned R. Brooks
                                              Name

                                              General Manager
                                              Title

                                     SNAP-ON INCORPORATED

                                     By:      /s/ Donald S. Huml
                                              Name

                                              Chief Financial Officer
                                              Title

                    SNAP-ON MANAGEMENT SERVICES AGREEMENT AND
                          DESCRIPTION OF ATTACHMENTS+


Exhibits:

Exhibit A                  Credit Incentive Management Fees
Exhibit B                  Form of Addendum


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       + The  exhibits  to this  document  are not  being  filed  herewith.  The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.